Exhibit 5
March 7, 2008
Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Ladies and Gentlemen:
     We have acted as counsel to Celgene Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of 1,225,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”) to be issued pursuant to certain outstanding stock options originally granted under the Pharmion Corporation 2000 Stock Incentive Plan and assumed by the Company in connection with an Agreement and Plan of Merger, dated as of November 18, 2007, by and among the Company, Pharmion Corporation, a Delaware corporation, and Cobalt Acquisition LLC, a wholly-owned subsidiary of the Company. The Shares are to be issued by the Company pursuant to the previously granted stock options as described above.
     In so acting, we have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the foregoing merger transaction and the assumption of such stock options. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.
     Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, when and to the extent issued pursuant to the stock options described above, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid, and non-assessable.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Proskauer Rose LLP